9/13/99

                    PURCHASE AND SALE AGREEMENT


                             RECITALS

          A. Seller is the owner of certain real property located in the City of Ansonia, County of New Haven, State of Connecticut described in Exhibit A attached hereto and incorporated herein by this reference.

          Said real property, together with any and all improvements, fixtures, timber, water and/or minerals located thereon and any and all rights appurtenant thereto including but not limited to timber rights, water rights, grazing rights, access rights and mineral rights, shall be referred to in this Agreement as the "Subject Property".

          B. Seller acknowledges that Buyer is entering into this Agreement in its own right and that Buyer is not an agent of any governmental agency or entity.

          C. Buyer is a conservation organization having among its purposes the acquisition on behalf of the public of open space, scenic and recreational lands. Buyer is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code and is included in the "Cumulative List of Organizations described in Section 170 (c) of the Internal Revenue Code" published by the Internal Revenue Service. Buyer is a nonprofit organization organized for the purpose of holding undeveloped land in trust for conservation or recreation purposes within the meaning of Connecticut General Statutes Section 12-498
(a)(16).  Buyer is not a private foundation within the meaning of
Section 509(a) of the Internal Revenue Code.

          D. Seller believes that the purchase price for the Subject Property which is specified in this Agreement is below fair market value. Seller intends that the difference between the purchase price and fair market value shall be a charitable contribution to Buyer. However, Buyer makes no representation as to the tax consequences of the transaction contemplated by this Agreement. Seller will obtain independent tax counsel and be solely responsible for compliance with the gift value substantiation requirements of the Internal Revenue
Code. To the extent that the purchase price is below the fair market value, the parties agree that it does not reflect the existence of defects in the Subject Property, such as environmental conditions requiring remediation, known to Seller or Buyer.

THE PARTIES AGREE AS FOLLOWS:

          1. Parties and Premises. Birmingham Utilities, Inc., a public service company, having a place of business in Ansonia, County of New Haven, State of Connecticut which shall be referred to as "Seller", agrees to SELL, and The Trust for Public Land (Inc.), a nonprofit California public benefit corporation, with a place of business in New Haven, Connecticut, which shall be referred to as "Buyer", agrees to BUY, upon the terms hereinafter set forth, certain real property located in the City of Ansonia, County of New Haven, State of Connecticut described in Exhibit A attached hereto and incorporated herein by this reference. Said real property, together with any water, timber or minerals located thereon and any and all rights appurtenant thereto, including but not limited to water, timber, mineral and access rights, shall be referred to as the "Subject Property". The Subject Property is being sold "As Is", subject to the terms and conditions of this purchase and sale agreement (the "Agreement").

          2. Deed and Title. Seller shall convey to Buyer (or its nominee or assignee, as permitted under Paragraph 22 herein, designated in writing five (5) days prior to closing) a good and sufficient marketable title to an indefeasible estate in fee simple, by Connecticut-form Warranty Deed containing the usual covenants warranting good title in fee simple free from all encumbrances (subject only to the exceptions hereinafter set forth), in or to the Subject Property, as applicable.

          Said premises shall be conveyed subject only to the following:

          (a) Real estate taxes of the City of Ansonia on the current list, which taxes the Buyer will assume and agree to pay, subject to a proration of current taxes as hereinafter provided.

          (b) Building and building line restrictions and zoning, planning and other municipal regulations of the City of Ansonia as in effect on the date hereof.

          (c) Any state of facts which a physical inspection or survey might disclose, provided same do not render title unmarketable.

          (d) Any balance, not delinquent as of closing, on any sewer, water, sidewalk or other municipal improvement lien or caveat.

          (e) Any and all provisions of any ordinance, municipal regulation or public and private law.

          (f) Easements in favor of the Seller as more particularly shown on a recordable plan provided by Seller for (i) the installation, use, operation, maintenance, repair, and replacement of water meter pits on the Subject Property.

          (g) A covenant running with the land restricting the use of not less than 85% of the Subject Property to "open space or recreational purposes" as defined by Section 16-43 of the Connecticut General Statutes on the date hereof.

          If Seller shall be unable to convey good clear record and marketable title to Buyer at closing, Buyer shall have the option to
(a) close the transaction and accept such title as Seller can convey; or (b) cancel this Agreement, in which event all sums paid hereunder shall be returned to the Buyer and neither party shall have any further liabilities or obligations to the other; provided, however, before Buyer may exercise this option, it must afford the Seller the opportunity to postpone the closing for a period of time up to thirty
(30) days in order that Seller may, if it so desires, attempt to remedy the alleged title defect.

          Nothing shall constitute an "unmarketable" encumbrance, lien, or exception to title for purposes of this Agreement if the Standards of Title of the Connecticut Bar Association recommends that no corrective or curative action is necessary in circumstances substantially similar to those presented by such encumbrance, lien, or exception to title. Violations, at the time of closing of title, of any governmental (including zoning and planning) rules, regulations or limitations shall constitute exceptions to title for the purposes of this Agreement only if such violations substantially impair the use of the Subject Property (as applicable) for open-space land or other municipal uses within the unrestricted portion of the Subject Property, or if the Buyer has been unable to obtain title insurance without additional premium from a title insurance company licensed in the State of Connecticut.

          Buyer shall complete its review of title, and provide Seller with a list of any objectionable title exceptions on or before February 1, 2000 (the "Due Diligence Period"). Seller shall provide Buyer with a current A-2 survey of the Subject Property by September 30, 1999, and Buyer shall have 30 days from the date of receipt to review said survey and provide Seller with a list of any survey objections.

          3. Purchase Price. The agreed purchase price (the "Purchase Price") for the Subject Property is Two Hundred Thousand Dollars
($200,000.00), of which

                $    1,000   have been paid as a deposit this day, and
                $  199,000   are to be paid in certified funds at the
                             Time of Closing (as hereinafter defined).
                $  200,000   Total

          4.   Date and Place of Closing.   Final settlement of the
obligations of the parties hereto at closing ("Closing") shall occur at such date, place and time as Buyer designates; provided, however, said date shall occur within forty-five (45) days after the later to occur of (1) the final approval of all federal, state and/or local funds needed to acquire the Subject Property, and (2) Final Approval by the Connecticut Department of Public Utility Control (DPUC), in each case as provided for in Paragraph 31 herein, or as otherwise agreed to by the parties, at such date, place and time as the parties shall mutually agree. Notwithstanding the foregoing, however, in no event shall any Closing hereunder occur after December 31, 2000 unless DPUC Final Approval has not been obtained at least 45 days prior to said date, in which event, Buyer shall designate a Closing date within 45 days of Final Approval. Buyer and Seller hereby acknowledge and agree that time is of the essence for each and every term of this Agreement. The parties agree that Buyer may arrange a simultaneous closing with a public agency or municipality and Seller will cooperate in coordinating such a simultaneous closing.

          5. Title Insurance. Buyer may, at Buyer's sole cost and expense, purchase an ALTA owner's policy of title insurance (Owner's Form B-1970) in the full amount of the Purchase Price insuring that title to the Subject Property is vested in Buyer at Closing subject only to the exceptions noted in Section 2.

          6.   Seller's Covenants.

          Seller covenants that, from and after the date hereof until the Closing, Seller will not:

          (a) make or suffer to be made any leases, contracts, options or agreements whatsoever affecting the Subject Property, nor shall Seller cause or permit any lien, encumbrance, mortgage, deed of trust, right, restriction or easement to be placed upon or created with respect to the Subject Property, except with the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed;

          (b) remove or permit the removal of any vegetation, soil or minerals from the Subject Property or disturb or suffer the disturbance of the existing contours and/or other natural features of the land in any way whatsoever;

          (c) cause or permit any dumping or depositing of any materials on the Subject Property, including, without limitation, garbage, construction debris or solid or liquid wastes of any kind; or,

          (d) cause or permit any default beyond the applicable cure period under any mortgage or deed of trust covering the Subject Property, or cause or permit the foreclosure of any other lien affecting the Subject Property.

          Seller shall promptly cure, at Seller's sole cost and expense, each and every breach or default of any covenant set forth in this paragraph upon receipt of notice thereof by Buyer. Buyer shall have the right, but no obligation, to cure or cause to be cured any such breach or default, at Seller's sole cost and expense if, in Buyer's reasonable judgment, Seller has failed to promptly or completely cure the same or if such action on Buyer's part is reasonably necessary to preserve and protect the natural, scenic or other open space values of the Subject Property. The reasonable costs of such cure attempted or effected by Buyer may, at Buyer's election, be credited against the balance of the purchase price due and payable at Closing.

          7. Seller's Representations and Warranties. Seller makes the following representation and warranty:

                Seller has full power and authority to enter into this Agreement (and the persons signing this Agreement for Seller if Seller is not an individual have full power and authority to sign for Seller and to bind it to this Agreement) and to sell, transfer and convey all right, title and interest in and to the Subject Property, (i) subject to the prior approval of the DPUC, (ii) subject to any and all statutory rights of purchase in favor of third parties, and (iii) subject to receipt by the Seller of a consent and waiver by the holder of the First Mortgage Bonds under that certain Amended and Restated Mortgage Indenture (the "Indenture"), dated as of August 9, 1991, by and between the Seller, formerly known as The Ansonia Derby Water Company, and The Connecticut National Bank, as Trustee, which has been succeeded as such by State Street Bank and Trust Company, and the release of the Subject Property from the lien of the Indenture by the successor trustee.

          8. Deposits and Remedies upon Default. All Deposits made hereunder shall be held by Seller as earnest money for the proper performance on the part of Buyer subject to the terms of this Agreement and shall be duly accounted for at Closing. In the event Seller defaults in the performance of any of Seller's obligations under this Agreement, Buyer shall, in addition to any and all other remedies provided in this Agreement or at law or in equity, have the right of specific performance against Seller. The parties acknowledge that Seller has no adequate remedy at law in the event of Buyer's failure to fulfill its obligations hereunder to purchase the Subject Property because it is impossible to compute exactly the damages that would accrue to Seller in such event. The parties have therefore taken these facts into account in setting the amounts of the Deposits and hereby agree that: (i) such $1,000.00 amount is the best pre-estimate of such damages which would accrue to Seller; (ii) said $1,000.00 amount represents damages and not any penalty against Buyer; and (iii) if Buyer shall fail to fulfill Buyer's obligations hereunder, said $1,000.00 amount paid hereunder by Buyer shall be retained by Seller as its full and liquidated damages in lieu of all other rights and remedies which Seller may have against Buyer at law or in equity for such failure.

          9. Environmental Assessment. Buyer's obligation to purchase the Subject Property pursuant to this Agreement shall be contingent upon a determination by Buyer that the environmental conditions at the Subject Property are acceptable to Buyer.

                a. On or before the expiration of the Due Diligence Period, Buyer, through its employees and agents, may enter upon the Subject Property for the purpose of accomplishing an environmental assessment of the soils, water and improvements (the "Environmental Assessment") at Buyer's sole cost and expense. Should Buyer determine, in its sole discretion, based on its investigations of the Subject Property, that the environmental conditions at the Subject Property or adjacent property are unacceptable on or before the end of the Due Diligence Period, Buyer shall so notify Seller, and Seller shall use its best efforts, up to an expenditure of $5,000, to remove unacceptable condition by Closing. In no event shall Seller be required to expend more than $5,000 to cure such unacceptable condition. In such case where the cost of curing an unacceptable condition exceeds $5,000, and Seller elects not to cure said condition, Buyer may elect to terminate this Agreement, in which case Buyer shall have no obligation to purchase the Subject Property, and all Deposits paid under the terms of this Agreement shall promptly be refunded. Buyer shall restore Subject Property to its original condition if it is disturbed as a result of the environmental inspections.

          10. Survey. Seller shall be responsible for providing Buyer with an A-2 survey and boundary monumentation for the Subject Property in conformance with the requirements of the Connecticut Department of Environmental Protection.

          11. Risk of Loss. All risk of loss shall remain with Seller until Closing. In the event the Subject Property is destroyed or damaged prior to Closing, Buyer shall have the right at its option to terminate this Agreement by written notice to Seller, and thereupon Seller shall refund to Buyer the full amount of the Deposits. Seller shall notify Buyer in writing of any damage to or destruction of the Subject Property within five (5) days after Seller learns of such damage or destruction.

         12. Condemnation. In the event of the taking of all or any part of the Subject Property by eminent domain proceedings, or the commencement of such proceedings prior to Closing, Buyer shall have the right, at its option, to terminate this Agreement by written notice to Seller, in which case Seller shall promptly refund to Buyer the Deposits. If Buyer does not so terminate the Agreement, then Buyer may, at its option, either (i) proceed to Closing with the Purchase Price reduced by the total of any awards or other proceeds received or to be received by Seller as a result of such proceedings, or (ii) proceed to Closing with an assignment by Seller of all Seller's right, title and interest in and to any and all such awards and proceeds. Seller shall notify Buyer in writing of any eminent domain proceedings affecting the Subject Property within five (5) days after Seller learns of such proceedings.

          13.  Adjustments.   Adjustments for taxes and the like shall
be made to the date of the Closing in accordance with the closing customs of the bar of the County of New Haven. The parties acknowledge that the conveyance of the Subject Property from Seller to Buyer, or to Buyer's permitted nominee or assignee under Paragraph 21 herein, is exempt from real estate conveyance taxes.

          14. Notices. All notices pertaining to this Agreement shall be in writing delivered to the parties personally, by fax, commercial express courier service or by first class United States mail, postage prepaid, addressed to the parties at the addresses set forth below. All notices given personally, by fax or by commercial express courier service shall be deemed given when received. All notices given by mail shall be deemed given when deposited in the mail, first class postage prepaid, addressed to the party to be notified. The parties may, by notice as provided above, designate a different address to which notice shall be given.

SELLER:                        BUYER:

Birmingham Utilities, Inc.     The Trust or Public Land (Inc.)
230 Beaver Street              33 Union Street, 4th Floor
P.O. Box 426                   Boston, MA 02108
Ansonia, CT  06401             Attn: Arthur Badger Blackett, Jr. Senior
Attn:  Betsy Henley-Cohn,      Project Manager
       Chairwoman
Tel: (203) 735-1888            Tel: (617) 367-6200
Fax: (203) 732-2616            (617) 367-1616

Copies of any notice to        Copies of any notice to Buyer
Seller should also be sent to: should also be sent to:


Robert J. Metzler, II, Esq.    The Trust for Public Land (Inc.)
Tyler Cooper & Alcorn, LLP     33 Union Street, 4th Floor
City Place/35th Floor          Boston, MA 02108
Hartford, CT   06103-3488      Attn: Dorothy Nelson Stookey, Esq.
Tel:  860-725-6203             Tel: (617) 367-6200
Fax: 860-278-3802              Fax: (617) 367-1616

          15. Attorneys' Fees. If any legal action is brought by either party to enforce any provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and court costs in such amounts as shall be allowed by the court.

          16. No Broker's Commission. Each party represents to the other that it has not used a real estate broker in connection with this Agreement or the transaction contemplated by this Agreement. In the event any person asserts a claim for a broker's commission or finder's fee against one of the parties to this Agreement, the party on account of whose actions the claim is asserted will indemnify and hold the other party harmless from and against said claim and the provisions of this Paragraph 16 shall survive Closing or any earlier termination of this Agreement.

          17. Binding on Successors. This Agreement shall be deemed a covenant running with the land and shall be binding upon the parties and also upon their heirs, personal representatives, assigns, and other successors in interest.

          18. Memorandum of Purchase and Sale Agreement. Not later than the earlier of (a) the preparation of a metes and bounds description of the Subject Property and (b) thirty days from the execution of this Agreement by both parties, the parties shall sign a Memorandum of Purchase and Sale Agreement in recordable form in the form of Exhibit B, which is attached to this Agreement and incorporated herein by this reference. Buyer shall cause the Memorandum of Purchase and Sale Agreement to be recorded. In the event Buyer does not acquire the Subject Property under the terms of this Agreement, Buyer shall, if requested to do so by Seller, deliver upon demand a quitclaim deed or release of purchase and sale in a form suitable for recordation covering the Subject Property so as to eliminate any cloud on Seller's title to the Subject Property.

          19. Additional Documents. Seller and Buyer agree to execute affidavits customarily required for the issuing of title insurance protecting against mechanics' liens and parties in possession and such additional documents as may be reasonable and necessary to carry out the provisions of this Agreement.

          20. Non-Foreign Certificate. Concurrently with the execution of this Agreement, Seller shall execute a Non-Foreign Certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and shall deliver such certificate to Buyer. Seller acknowledges that if Seller is unable to certify that it is not a "foreign person," Buyer may be required to withhold a portion of the Purchase Price at Closing for federal income tax purposes.

          21. Modification; Waiver. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. No supplement, modification, waiver or amendment of this Agreement shall be binding unless specific and in writing executed by the party against whom such supplement, modification, waiver or amendment is sought to be enforced. No delay, forbearance or neglect in the enforcement of any of the conditions of this Agreement or any rights or remedies hereunder shall constitute or be construed as a waiver thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

          22. Assignment of Buyer's Interest. This Agreement shall not be assigned by Buyer except as specifically provided herein. The parties hereto agree that the Buyer may assign its interest in this Agreement to one or more municipalities or to an organization or entity that is a qualified tax exempt organization at the time of transfer under Section 170(h) of the Internal Revenue Code of 1986, as amended, and the applicable regulations promulgated thereunder. Upon any such assignment the assignee shall have all the rights and obligations of the Buyer hereunder. Buyer also may designate a nominee to take title to the Subject Property at the Closing.

          23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

          24. Severability. Each provision of this Agreement is severable from any and all other provisions of this Agreement. Should any provision(s) of this Agreement be for any reason unenforceable, the balance shall nonetheless be of full force and effect.

          25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut, without regard to application of its principles of conflict of law.

          26. Possession. Possession of the Subject Property shall be delivered on the date of Closing in the same condition as it is on the date hereof, ordinary wear and tear excepted, free and clear of the rights or claims of any other party.

          27. Seller's Promise to Remove Personal Property. Prior to Closing, Seller promises to remove or cause to be removed from the Subject Property at Seller's expense any and all personal property and/or trash, rubbish or any other unsightly or offensive materials including but not limited to any hazardous substance in tanks, barrels, equipment, or containers on the Subject Property, excluding existing meters and meter pits, unless otherwise agreed to in writing by Buyer. Satisfaction of the promises contained herein shall be subject to Buyer's inspection and approval of the physical condition of the Subject Property, which approval shall not be unreasonably conditioned, withheld or delayed. If, on or before the date set for Closing, Seller has not satisfied the promises contained herein, Buyer may elect to either (a) defer the Closing until Seller has satisfied said promises or (b) remove or cause to be removed said personal property and/or trash, rubbish, or other offensive materials as described above in which case Buyer shall be credited at Closing with the amount expended by Buyer in this regard in order to satisfy Seller's promises contained herein. Notwithstanding the foregoing, this Paragraph 27 shall not be construed so as to require Seller to remediate any hazardous materials identified by Buyer on the Subject Property, the identification and removal of which are governed by Paragraph 9 herein.

         28. No Merger. The obligations contained in this Agreement will not survive the Closing unless specifically set forth herein.

         29. Expiration. This Agreement shall be of no force or effect, and shall be null and void, unless a fully-signed original of this Agreement, signed by both parties, is delivered to Buyer and received by Buyer no later than September 16, 1999.

         30. Headings. The headings used in this Agreement are for convenience of reference only and shall not operate or be construed to alter or affect the meaning of any of the provisions hereof.

         31. Additional Conditions to Closing. Buyer's and Seller's obligations to perform under the terms of this Agreement are conditioned upon the following:

           Seller's Contingencies:

           (a) DPUC Approval. Notwithstanding any provision of this Agreement to the contrary, Seller's obligation to sell the Subject Property hereunder is contingent upon Seller obtaining Final Approval from the DPUC (which approval shall become "Final" only upon the expiration of the applicable appeal periods without any appeal having been filed or served), for the sale of the Subject Property to the Buyer pursuant to Section 16-43 of the Connecticut General Statutes, and upon final approval by the DPUC, as defined above, of a ratemaking accounting treatment for the net gain from such sale reasonably satisfactory to Seller. For the purposes of this Agreement, "reasonably satisfactory" shall mean comparable to ratemaking accounting treatments approved by DPUC on comparable pending or completed sales of other land owned or sold by Seller. Such satisfaction shall be deemed to have been obtained if the Seller does not notify the Buyer to the contrary in writing within five (5) business days after the DPUC's final approval of the sale and ratemaking accounting treatment. Seller agrees to submit this Agreement to the DPUC for approval within 35 days after publishing notice of its intention to sell in accordance with Section 16-50c(b)(2) of the Connecticut General Statutes, to diligently pursue such application and to supply to Buyer copies of all appraisals of the fair market value of the Premises obtained by Seller to be submitted to the DPUC in connection with Seller's application for approval. If Seller shall not have received such Final Approval by June 26, 2000, Seller shall have the option to terminate this Agreement and return the Deposits to Buyer in which event the obligations of the parties hereunder shall terminate and come to an end. Under such termination, the Deposits shall be retained by Seller or returned to Buyer in accordance with the provisions of Paragraph 4, herein.

           (b) Buyer acknowledges and agrees that Seller can not sell the Subject Property until any and all statutory rights of purchase in favor of third parties have expired or been waived. If these rights have not expired or been waived by June 26, 2000, then Seller shall have the right to terminate this Agreement.

           (c) Seller's obligation to sell the Subject Property is further subject to Seller's obtaining all local planning and zoning board approvals necessary to create the lots as shown on Exhibit A, which may include Seller's obtaining a variance for rear yard setback.

           (d) Seller's obligation to sell the Subject Property is further subject to the Seller obtaining (i) from the holder of the First Mortgage Bonds under the Indenture, a consent and waiver, in form and substance reasonably satisfactory to the Seller, to the effect that the Subject Property may be released from the lien of the Indenture without the requirement that the proceeds from the sale of the Subject Property be deposited with the successor trustee, and (ii) from the successor trustee under the Indenture, release of the Subject Property from said lien without such deposit requirement.

If Seller terminates this Agreement due to any of the above Seller's Contingencies not having been met, then Seller shall reimburse Buyer for Buyer's documented out of pocket expenses incurred in connection with Buyer's due diligence and efforts to win approval of the City of Ansonia, excluding staff time and overhead.

          Buyer's Contingencies:

          a. Buyer's agreement to purchase the Subject Property is contingent upon satisfactory results (in Buyer's sole discretion) from Buyer's title and environmental Due Diligence as described herein and upon the approval of Buyer's Board of Directors, which shall be granted or denied before the end of the Due Diligence Period.

         b. Buyer's agreement to purchase the Subject Property is contingent upon the appropriation and availability of City of Ansonia funds in the amount of the Purchase Price designated for the purpose of buying the Subject Property prior to Closing or the Extended Closing, as the case may be, as restricted by the 85% open space requirement in accordance with Paragraph 2(g) herein.

Buyer agrees to use reasonable efforts to satisfy such conditions. If Buyer notifies Seller on or before the end of the Due Diligence Period that one or more of the contingencies set forth in (a) above have not been met or one or more of the contingencies set forth in (a) and/or
(b) above are not so satisfied or waived by the Time of Closing, then Buyer may elect to terminate this Agreement and this Agreement shall be of no further force or effect. In the event that Buyer terminates this Agreement based on the contingencies set forth in (a) above, Buyer shall be entitled to have its Deposits returned.

          32. Buyer's Cooperation. The Buyer shall provide, upon the request from time to time of the Seller, such cooperation as shall be necessary to enable the Seller to obtain any and all tax benefits associated with the transactions contemplated hereunder.
The provisions of this Section 32 shall survive the closing.


          IN WITNESS of the foregoing provisions, the parties have executed and delivered this Agreement as of the date first set forth above:

SELLER:                         BUYER:

BIRMINGHAM UTILITIES, INC.      THE TRUST FOR PUBLIC LAND (INC.)


By:_______________________      By:_________________________
Name:_____________________      Name:_______________________
Title:____________________      Title:______________________
Date:______________________     Date:________________________

                             EXHIBIT A
                   DESCRIPTION OF SUBJECT PROPERTY

     The Subject Property is set forth on the survey map attached hereto and described as follows:

     "Data Accumulation Plan   "Nike Site" owned by Birmingham
     Utilities, Inc., Debby ane and Osborne Lane, Ansonia
     Woodbridge, Connecticut" by Michael Horbal dated 9/8/99.

                             EXHIBIT B
             MEMORANDUM OF PURCHASE AND SALE AGREEMENT

      THIS AGREEMENT made this      day of              , 199 by
                             and                        between
Birmingham Utilities, Inc., a Connecticut corporation, having an office in Ansonia, CT (the "Seller") and THE TRUST FOR PUBLIC LAND (INC.), a nonprofit California public benefit corporation, having an office in New Haven, CT ("Buyer").

                        W I T N E S S E T H:

      1. In consideration of the terms, conditions, covenants and agreements set forth in the Purchase and Sale Agreement dated
              , 199   , Seller granted to Buyer a right to purchase the
real property of Seller described on Exhibit A attached hereto and made a part hereof.

      2. The closing date for the acquisition is not later than December 31, 1999, unless extended by the terms of the Agreement.

      3.   The address of Seller is: 230 Beaver Street
                                     P.O. Box 426
                                     Ansonia, CT 06401
                                     Attn: Betsy Henley-Cohn, Chairwoman


      4.   The address of Buyer is:  33 Union Street, 4th Floor
                                     Boston, MA  02108
                                     Attn: Arthur Badger Blackett, Jr.


      5. Copies of the Purchase and Sale Agreement are on file with Seller and Buyer.

     IN WITNESS WHEREOF, the parties have executed this instrument on the date above written.

WITNESSES:                      Birmingham Utilities, Inc.


____________________________    By:__________________________________
                                   Its: _____________________________
____________________________










WITNESSES:                     The Trust for Public Land (Inc.)


____________________________   By:______________________________
                                  Its:_____________________________
____________________________


ACKNOWLEDGMENT


State of         )
                 ) ss.
County of        )

     On this     day of         , 199  , before me appeared
                              , personally known to me to be the person
who executed the within instrument as                of Birmingham
Utilities, Inc., a Connecticut corporation, on behalf of the corporation.


                               ________________________________
                               Notary Public
                               My commission expires


ACKNOWLEDGMENT

State of         )
                 )ss.
County of        )

       On this      day of             , 199   , before me appeared
                            , personally known to me to be the person who
executed the within instrument as                         of The Trust
for Public Land (Inc.), a nonprofit California public benefit corporation, on behalf of the corporation.


                               _______________________________
                               Notary Public
                               My commission expires